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                                                                     EXHIBIT 5.1
                         [LATHAM & WATKINS LETTERHEAD]

                                 July 31, 1997

Evergreen Media Corporation
433 East Las Colinas Boulevard
Irving, Texas 75039

     Re: Evergreen Media Corporation (the "Company")
       Registration Statement on Form S-4

Ladies and Gentlemen:

     In connection with the registration of the issuance of shares (the "Common Shares") of Common Stock of the Company, par value $0.01 per share (the "Common Stock") and the shares (the "Preferred Shares") of 7% Convertible Preferred Stock of the Company, par value $0.01 per share (the "7% Convertible Preferred Stock"), under the Securities Act of 1933, as amended (the "Act"), by Evergreen Media Corporation, a Delaware corporation (the "Company"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on July 31, 1997 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Common Shares and the Preferred Shares by the Company pursuant to the Agreement and Plan of Merger, dated February 19, 1997, as amended and restated (the "Merger Agreement"), among the Company, Evergreen Media Corporation of Los Angeles, Evergreen Mezzanine Holdings Corporation, Chancellor Broadcasting Company and Chancellor Radio Broadcasting Company, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic documents of all documents submitted to us as copies. We assume for purposes of this opinion that the Company's Amended and Restated Certificate of Incorporation will be amended and restated in the form attached as Annex III to the Merger Agreement (the "Restated Charter"), and that the Restated Charter will be effective at the Effective Time (as defined in the Merger Agreement) and that the merger of Chancellor Broadcasting Company with and into Evergreen Mezzanine Holdings Corporation will take place at the Effective Time in the manner contemplated by the Merger Agreement.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws or as to any matters of municipal law or the laws of any other local agencies within the state.

     Subject to the foregoing, it is our opinion that the Common Shares and Preferred Shares have been duly authorized and, upon issuance thereof in the manner contemplated by the Registration Statement and the Merger Agreement, will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                            Very truly yours,

                                                  /s/ LATHAM & WATKINS
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